Exhibit 99.1
AMENDED AND RESTATED DEFERRED SHARE UNIT PLAN
OF PRECISION DRILLING CORPORATION

Schedule A — Participation Agreement
Schedule B-1 — Allocation Notice for a Non-U.S. Director
Schedule B-2 — Allocation Notice for a U.S. Director
Schedule C — Redemption Notice for a Non-U.S. Director

PRECISION DRILLING CORPORATION
     WHEREAS the Deferred Trust Unit Plan of Precision Drilling Trust (the “Trust”) (the “Original Plan”) was established effective January 1, 2007 to provide for the granting of deferred trust units (“Deferred Trust Units”) to Directors (as defined herein);
     AND WHEREAS on May 31, 2010, pursuant to the Arrangement (as defined herein): (i) 1521500 Alberta Ltd. (“AcquisitionCo”) (a predecessor to the Corporation (as defined herein)) acquired all of the assets, business and undertaking of the Trust and assumed all of the liabilities of the Trust; (ii) all issued and outstanding Deferred Trust Units granted pursuant to the Original Plan became rights under an agreement with AcquisitionCo to acquire an equivalent number of common shares in the capital of AcquisitionCo; and (iii) the existence of the Trust was terminated;
     AND WHEREAS on June 1, 2010, pursuant to the Arrangement: (i) 1194312 Alberta Ltd. and AcquisitionCo amalgamated to form PDC Acquisition Ltd.; and (ii) Precision Drilling Corporation and PDC Acquisition Ltd. amalgamated to form Precision Drilling Corporation;
     AND WHEREAS the Board (as defined herein) wishes to amend the Original Plan to give effect to the Arrangement without affecting any of the rights, privileges, restrictions and conditions of the Deferred Trust Units granted pursuant to the Original Plan, except as expressly amended herein;
     NOW THEREFORE the Original Plan is hereby amended and restated as follows;
1.	PREAMBLE AND DEFINITIONS

1.1	Title

The Plan herein described shall be called the “Deferred Share Unit Plan for Directors of Precision Drilling Corporation”.

1.2	Purpose of the Plan

The purpose of the Plan is to promote a greater alignment of interests between Directors and the shareholders of the Corporation. The Plan governs all Deferred Trust Units granted pursuant to the Original Plan which were formerly redeemable for trust units of the Trust and any Deferred Share Units granted from and after the date hereof which are redeemable for Shares.

1.3	Definitions
(a)	“AcquisitionCo” has the meaning set out in the recitals hereto.

(b)	“Affiliate” means an affiliate of the Corporation as the term “affiliate” is defined in paragraph 8 of Canada Revenue Agency Interpretation Bulletin IT-337R4, Retiring Allowances [Consolidated], or any successor publication thereto.

(c)	“Arrangement” means the plan of arrangement under section 193 of the Business Corporations Act (Alberta) involving, among others, the Corporation, AcquisitionCo and the Trust completed on May 31 and June 1, 2010 providing for, among other things, the conversion of the Trust from an income fund structure to a corporate structure.

(d)	“Board” means the Board of Directors of the Corporation.

(e)	“Cease Trade Date” has the meaning ascribed thereto in Section 6.3.

(f)	“Committee” means the Compensation Committee of the Board.

(g)	“Corporation” means Precision Drilling Corporation and any successor corporation whether by amalgamation, merger or otherwise.

(h)	“Deferred Share Unit” means a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value.

(i)	“Deferred Share Unit Account” has the meaning ascribed thereto in Section 5.1.

(j)	“Deferred Trust Units” has the meaning set out in the recitals hereto.

(k)	“Director” means a director of the Corporation who is not an employee of the Corporation otherwise than in his or her capacity as a member of the Board.

(l)	“Director’s Termination Date” has the meaning ascribed thereto in Section 6.1.

(m)	“Insider” means an insider as defined in the TSX Company Manual, as amended from time to time.

(n)	“Market Value” means, with respect to a particular date, the closing price for a Share on the Stock Exchange on the Trading Day immediately prior to that date or, in the event of the Cease Trade Date, such other value as may be determined pursuant to Section 6.3.

(o)	“Original Plan” has the meaning set out in the recitals hereto.

(p)	“Redemption Date” has the meaning ascribed thereto in Section 6.1.

(q)	“Share” means a common share in the capital of the Corporation and such other share as is substituted therefor as a result of amendments to the constating or governing documents of the Corporation, a reorganization or otherwise, but not including any other rights that are attached thereto and trade therewith or any other common share that is added thereto.

(r)	“Stock Exchange” means the Toronto Stock Exchange, or if the Shares are not listed on the Toronto Stock Exchange, such other stock exchange on which the

Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

(s)	“Trading Day” means any date on which the Stock Exchange is open for the trading of Shares and on which one or more Shares actually traded.

(t)	“Trust” has the meaning set out in the recitals hereto.

(u)	“U.S. Director” means a Director whose income is subject to taxation in the United States of America.
2.	CONSTRUCTION AND INTERPRETATION

2.1	In the Plan, references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

2.2	The Plan shall be governed and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada.

2.3	If any provision of the Plan or part hereof is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4	Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained.

3.	ELIGIBILITY

3.1	The Original Plan was established by Precision Drilling Trust for Directors effective January 1, 2007 and the Corporation is continuing the Original Plan, as amended and restated, for Directors effective May 31, 2010.

3.2	Nothing herein contained shall be deemed to give any person the right to be retained as a Director of the Corporation or of an Affiliate.

4.	DEFERRED SHARE UNIT GRANTS

4.1	The Board (or the Committee) shall, on a quarterly basis, authorize, subject to the conditions stated herein, a grant of Deferred Share Units. The participation of a Director in the Plan shall be evidenced by a written agreement between the Corporation and the eligible Director in the form of Schedule A hereto. At the option and written direction of the Director, the grant shall be based upon the annual retainer for Directors, the annual retainer for committee membership and for Board and Board committee meeting fees. Non-U.S. Directors can irrevocably designate from time to time, whether they wish to receive remuneration from annual Board retainers, annual Board committee retainers or Board meeting fees, so long as such designation is in advance of a particular calendar quarter. Non-U.S. Directors may make the designation from time to time in the form of Schedule B-1 hereto. However, a U.S. Director must make the election and designations described above in the form of Schedule B-2 hereof by December 31 of the prior year in order to have them apply to grants in the subsequent calendar year.
4.2
(a)	The number of Shares issuable to Insiders of the Corporation, at any time, under all security based compensation arrangements of the Corporation, including the Plan, cannot exceed 10% of the issued and outstanding Shares; and

(b)	The number of Shares issued to Insiders of the Corporation, within any one year period, under all security based compensation arrangements of the Corporation, including the Plan, cannot exceed 10% of the issued and outstanding Shares.
4.3	For greater certainty, the Plan shall govern, with such changes and modifications as are necessary, Deferred Share Units granted pursuant to the Arrangement in exchange for and in sole consideration for the disposition of Deferred Trust Units originally granted under the Original Plan.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1	An account, to be known as a “Deferred Share Unit Account” shall be maintained by the Corporation for each Director and will be credited with notional grants of Deferred Share Units received by a Director from time to time. Unless otherwise provided at the time of grant, Deferred Share Units will be fully vested upon being credited to a Director’s Deferred Share Unit Account and the Director’s entitlement to payment of such Deferred Share Units at his or her Termination Date shall not thereafter be subject to satisfaction of any requirements as to any minimum period of membership on the Board or other conditions.

5.2	Whenever cash or other dividends are paid on the Shares, additional Deferred Share Units will be credited to the Director’s Deferred Share Unit Account. The number of such additional Deferred Share Units will be calculated by dividing the dividends that would have been paid to such Director if the Deferred Share Units recorded in the Director’s Deferred Share Unit Account as at the record date for the cash dividend had been Shares by the Market Value on the date on which the dividends are paid on the Shares. Notwithstanding the foregoing, following a Cease Trade Date, the value of a Share used to calculate the number of additional Deferred Share Units under this Section 5.2 shall be the value determined on a reasonable and equitable basis by the Board.

5.3	In the event of any property distribution, share split, combination or exchange of Shares, merger, arrangement, re-organization, re-capitalization, consolidation, spin-off or other dividends (other than normal cash, note or Share dividends) of the Corporation assets to shareholders, or any other similar changes affecting the Corporation, such proportionate adjustments, to reflect such change or changes shall be made with respect to the number of Deferred Share Units outstanding under the Plan, all as determined by the Board in its sole discretion.

5.4	For greater certainty, no amount will be paid to, or in respect of, a Director under the Plan or pursuant to any other arrangement, and no additional Deferred Share Units will be granted to a Director to compensate for a downward fluctuation in the fair market value of the Shares, nor will any other form of benefit be conferred upon, or in respect of a Director for such purpose.

6.	REDEMPTION ON RETIREMENT OR DEATH
6.1	(a)	Subject to subsection 6.1(b), the value of the Deferred Share Units credited to a Director’s Deferred Share Unit Account shall be redeemable by the Director (or, where the Director has died, his or her estate) at the Director’s option (or after the Director’s death at the option of his or her legal representative) following the event, including death, causing the Director to no longer be a Director, a director of an Affiliate or otherwise in the employ of or engaged to perform services for the Corporation or an Affiliate (the “Director’s Termination Date”). The Director (or after the Director’s death, his or her legal representative) shall, by filing a written notice of redemption in the form of Schedule C hereto with the Secretary of the Corporation, specify a redemption date (the “Redemption Date”) which in any event must be after the date on which the notice of redemption is filed with the Corporation and within the period from the Director’s Termination Date to December 15 of the first calendar year commencing after the Director’s Termination Date.
(b)	Notwithstanding subsection 6.1(a), if a Director is a U.S. Director at the time Deferred Share Units are credited to the Deferred Share Unit Account or at any time thereafter during his/her period of service as a Director, or at the time of payment, (i) the Deferred Share Units in the Account shall be automatically redeemed on the Director’s Termination Date and the Director’s Termination Date shall constitute the Redemption Date for such Deferred Share Units, and (ii) such Deferred Share Units shall not be redeemable at the option of such Director and such Director shall not be entitled or required to file a notice of redemption in the form of Schedule C specifying a redemption date.
6.2	The value of the Deferred Share Units redeemed by or in respect of a Director pursuant to Section 6.1 shall be the Market Value on the Director’s Redemption Date and shall be paid to the Director (or, if the Director has died, to his or her estate) in the form of Shares issued from treasury of the Corporation in a number equal to the number of Deferred Share Units redeemed, net of any applicable withholdings as soon as practicable after the Director’s Redemption Date. However, such payment date shall be no later than December 31 of the first calendar year commencing after the Director’s Termination Date in the case of a non-U.S. Director and no later than 90 days after the Director’s Termination Date in the case of a U.S. Director, provided that the U.S. Director shall not have the right to designate the taxable year of payment. The Shares to be issued by the Corporation shall be issued from treasury. The maximum number of Shares issuable under the Plan shall be set at 800,000, provided that the Board may increase such number of Shares subject to all necessary regulatory and shareholder approvals.

6.3	In the event that the Director’s Redemption Date is after the date on which the Shares have ceased to be traded on the Stock Exchange, provided such cessation in trading is not reasonably expected to be temporary (the “Cease Trade Date”), the value of the

Deferred Share Units redeemed by or in respect of the Director pursuant to Section 6.1 shall be determined in accordance with the following:
(a)	where the Director’s Termination Date is before or not more than 365 days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the Director’s Deferred Share Unit Account at his or her Redemption Date shall be equal to the Market Value on the last Trading Day before the Cease Trade Date; and

(b)	where the Director’s Termination Date is after the date that is 365 days after the last Trading Day before the Cease Trade Date, the value of each Deferred Share Unit credited to the Director’s Deferred Share Unit Account at his or her Redemption Date shall be based on the fair market value of a Share of the Corporation or of a corporation related thereto at his or her Redemption Date as is determined on a reasonable and equitable basis by the Board after receiving the advice of one or more independent firms of investment bankers of national repute.
The value of a Director’s Deferred Share Units determined in accordance with paragraph (a) or (b) of this Section 6.3, as applicable, shall be paid to the Director (or, if the Director has died, to his or her estate) in the form of Shares issued from treasury of the Corporation, net of any applicable withholdings as soon as practicable after the Director’s Redemption Date. However, such payment date shall be no later than December 31 of the first calendar year commencing after the Director’s Termination Date in the case of a non-U.S. Director and no later than 90 days after the Director’s Termination Date in the case of a U.S. Director, provided that the U.S. Director shall not have the right to designate the taxable year of payment.

7.	CURRENCY

7.1	All references in the Plan to currency refer to lawful Canadian currency.

8.	SHAREHOLDER RIGHTS

8.1	Deferred Share Units are not Shares or other securities of the Corporation and, except as specifically provided for herein, will not entitle a Director to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

9.	ADMINISTRATION

9.1	Unless otherwise determined by the Board, the Plan shall remain an unfunded and unsecured obligation of the Corporation.

9.2	Unless otherwise determined by the Board, the Plan shall be administered by the Committee.

9.3	The Plan may be amended or terminated at any time by the Board, except as to rights already accrued hereunder by the Directors, without approval of the holders of the Shares, but subject to any required regulatory approval. Approval of the holders of the Shares will be required to (i) increase the number of Shares authorized for issuance under the Plan, or (ii) amend the method of calculating the number of Deferred Share Units to be credited to a Director’s Deferred Share Unit Account in a manner that would result in a greater number being credited to such account than is currently provided for under the Plan.

9.4	The Corporation will be responsible for all costs relating to the administration of the Plan.

10.	ASSIGNMENT

10.1	The assignment or transfer of the Deferred Share Units, or any other benefits under the Plan, shall not be permitted other than by operation of law.

Schedule A
Deferred Share Unit Plan for Directors of
Precision Drilling Corporation (the “Plan”)
PARTICIPATION AGREEMENT — Section 4.1 of the Plan
I hereby confirm that, as of the date written below, I am a member of the Board of Directors of Precision Drilling Corporation and acknowledge that I will be granted Deferred Share Units under Section 4.1 of the Plan on a quarterly basis subject to and in accordance with the terms of the Plan.
I confirm that:
1.	I have received and reviewed a copy of the Plan and agree to be bound by them.

2.	I understand that I will not be able to cause Precision Drilling Corporation (the “Corporation”) to redeem Deferred Share Units granted under the Plan (“DSUs”) until I am no longer either a director of the Corporation or of an Affiliate or otherwise in the employ of or engaged to perform services for the Corporation or an Affiliate.

3.	I recognize that when DSUs credited pursuant to the Plan are redeemed in accordance with the terms of the Plan after I am no longer either a director of the Corporation or of an Affiliate, income tax and other withholdings as required will arise at that time. Upon redemption of the DSUs, the Corporation will make all appropriate withholdings as required by law at that time.

4.	The value of DSUs are based on the value of the common shares of Precision Drilling Corporation from time to time and therefore are not guaranteed.

5.	I ☐ am ☐ am not (check one) a U.S. Director as defined in the Plan and I will notify the Corporation forthwith following any change in such status.
The foregoing is only a brief outline of certain key provisions of the Plan. For more complete information, reference should be made to the Plan text which governs in the case of conflict or inconsistency with this Participation Agreement. All capitalized expressions used herein shall have the same meaning as in the Plan unless otherwise defined herein.

Date	(Name of Director)

(Signature of Director)

Schedule B-1
Deferred Share Unit Plan for
Directors of Precision Drilling Corporation
ALLOCATION NOTICE FOR A NON-U.S. DIRECTOR
I hereby request that the following remuneration categories be paid to me by way of Deferred Share Units and I understand that such shall not be applicable until the beginning of the next calendar quarter and will only be applicable to amounts earned and payable after the beginning of such calendar quarter.
(as indicated by checking the box)
☐ -	Annual Board Retainer

☐ -	Annual Committee Retainer

☐ -	Meeting Fees

Date	(Name of Director)

(Signature of Director)

Schedule B-2
Deferred Share Unit Plan for
Directors of Precision Drilling Corporation
ALLOCATION NOTICE FOR A U.S. DIRECTOR FOR THE CALENDAR YEAR 20___
On this date                     , 20___, I hereby request that the following remuneration categories be paid to me by way of Deferred Share Units and I understand that such shall not be applicable until the beginning of the following calendar year and will only be applicable to amounts earned and payable after the beginning of such following calendar year.
(as indicated by checking the box)
☐ -	Annual Board Retainer

☐ -	Annual Committee Retainer

☐ -	Meeting Fees

Date	(Name of Director)

(Signature of Director)

Schedule C
Deferred Share Unit Plan for
Directors of Precision Drilling Corporation (the “Plan”)
REDEMPTION NOTICE FOR A NON-U.S. DIRECTOR
Pursuant to Section 6.1 of the Plan, I hereby advise Precision Drilling Corporation (the “Corporation”) that I wish to redeem all the Deferred Share Units credited to my account under the Plan on                                          [insert Redemption Date, which shall be no later than December 15 of the first calendar year commencing after the year in which the Director ceases to be any of a director or an employee of the Corporation or of an Affiliate.].

Date	(Name of Director)

(Signature of Director)
If the Redemption Notice is signed by a legal representative, documents providing the authority of such signature must be provided to the Corporation.